 Exhibit 99.1

Socket Mobile Reports Strong Third Quarter 2021 Results

NEWARK, Calif., – October 21, 2021 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and nine months ended September 30, 2021.

Third Quarter 2021 Financial Highlights:

•	Revenue increased 54% to $6.3 million, compared to $4.1 million in the comparable prior year quarter and increased 6% sequentially compared to $6.0 million in Q2 2021.

•	Gross margin decreased slightly to 54% compared with 55% for both the prior year quarter and the immediately preceding quarter.

•	Operating income was $954,000 compared to an operating loss of ($4.0 million), including a non-cash impairment charge of $4.4 million, in the prior year quarter and an operating income of $814,000 in the preceding quarter.

•	Diluted earnings per share were $0.07 compared to net loss per share of ($0.62) in the comparable prior year quarter and diluted earnings per share of $0.27 in Q2 2021 when a $1.9 million tax benefit was recognized.

•	Generated $0.7 million in cash from operations; finished the quarter with a cash balance of $5.4 million.

“We are pleased with our performance in the quarter, delivering strong results across revenue, earnings, EPS and operating cash flow” said Kevin Mills, President and Chief Executive Officer. “Our sales continue to be driven by the strong application-driven demand for our Bluetooth scanners which enable our application partners’ customers be more efficient and productive.

Mills continued, “In 2020 and throughout the past nine months, we took a variety of strategic actions to increase our inventory so we would be in a position to serve our application partners in the face of ongoing industry-wide electronic component shortages and delays. We remain focused on navigating delivery and supply issues so we can support our customers. We anticipate the component shortages, lengthened lead times and inflationary costs will persist well into 2022.

“We continue to invest in developing our Near Field Communication (NFC) products which we believe will be key to our long-term growth and competitiveness. Our NFC products are ideal readers that can access identification information like the mobile driver licenses which can be added to the mobile wallet in iOS 15, and be part of a secure track and trace solution in highly regulated markets or to protect brands and fight counterfeiters. We are working hard to deliver comprehensive NFC reader/writer solutions to our application development partners who can incorporate these solutions into their applications to benefit their customers.

“With our growing cash flow and strengthened balance sheet, we believe that Socket is in a position to invest in growth and to deliver on its long-term strategic data capture objectives, financial goals and shareholders value,” Mills concluded.

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Conference Call

Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 9368 227. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UCSRYKsyhxtyLa. A live and replay audio webcast of the conference call can be accessed through a link

https://onlinexperiences.com/Launch/QReg/ShowUUID=9A97FF5C-A64B-4AA6-85F7-09F3C3D3FD84&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2021, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2021	2020	2021	2020
Revenue	$6,319	$4,109	$17,085	$11,044
Cost of revenue	2,896	1,835	7,833	5,186
Gross margin	3,423	2,274	9,252	5,858
Gross margin percent	54.2%	55.3%	54.2%	53.0%
Research & development	1,014	681	2,918	2,421
Sales & marketing	788	658	2,182	2,148
General & administrative	667	486	2,142	1,741
Goodwill impairment charges	—	4,427	—	4,427
Total operating expenses	2,469	6,252	7,242	10,737
Operating income (loss)	954	(3,978)	2,010	(4,879)
Other income	—	—	10	70
Interest expense, net	(50)	(24)	(150)	(51)
Current income tax expense	—	(1)	(6)	(1)
Deferred income tax benefit (expense)	(260)	—	1,610	—
Net income (loss)	$644	$(4,003)*	$3,474	$(4,861)*
Net income (loss) per share:
Basic	$0.08	$(0.62)*	$0.46	$(0.76)*
Fully diluted	$0.07	$(0.62)*	$0.37	$(0.76)*
Weighted average shares outstanding: Basic Fully diluted	7,163 8,939	6,038 6,038	6,928 8,932	6,020 6,020

*Included goodwill impairment adjustment of $4.43 million recorded as of September 30, 2020.

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	Sept 30, 2021 (Unaudited)	December 31, 2020*
Cash	$5,353	$2,122
Accounts receivable	2,703	2,113
Inventories	4,435	3,196
Deferred costs on shipments to distributors	153	170
Other current assets	601	335
Property and equipment, net	951	848
Deferred tax assets	7,117	5,507
Intangible assets, net	1,846	—
Operating leases right-of-use assets	313	609
Other long-term assets	151	159
Total assets	$23,623	$15,059
Accounts payable and accrued liabilities	$2,446	$1,748
Bank non-formula loan	750	—
Subordinated convertible notes payable, net of discount	143	170
Subordinated convertible notes payable, net of discount-related party	1,194	1,272
Deferred revenue on shipments to distributors	391	451
Deferred service revenue	36	54
Operating lease liabilities	384	741
Total liabilities	5,344	4,436
Common stock	65,922	61,740
Accumulated deficit	(47,643)	(51,117)
Total equity	18,279	10,623
Total liabilities and equity	$23,623	$15,059

*Derived from audited financial statements.

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